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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Netflix, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

644110LK106

(Cusip Number)

May 14, 2003

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐ Rule 13d-1 (b)

        ☐ Rule 13d-1 (c)

        ☒ Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

13G
CUSIP No. 64110L106

1.	Name of Reporting Person: Ekipo B.V.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group: (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: The Netherlands

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: No shares*

		6.	Shared Voting Power: No shares

		7.	Sole Dispositive Power: No shares*

		8.	Shared Dispositive Power: No shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: No shares*

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 0.0%*

12.	Type of Reporting Person: (See Instructions) CO

*     On May 9, 2003, Ekipo B.V. sold all of its shares of Netflix Inc.’s common stock, and distributed its warrants to purchase shares of Netlfix’s common stock, to Gestion Mobiliere, Patrimoniale et Immobiliere SA, its immediate parent.

13G
CUSIP No. 64110L106

1.	Name of Reporting Person: Maria C. van der Sluijs-Plantz		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group: (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: The Netherlands

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: No shares*

		6.	Shared Voting Power: No shares

		7.	Sole Dispositive Power: No shares*

		8.	Shared Dispositive Power: No shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: No shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 0.0%

12.	Type of Reporting Person: (See Instructions) IN

*     On May 9, 2003, Ekipo B.V., of which Maria C. van der Sluijs-Plantz is the sole managing director, sold all of its shares of Netflix Inc.’s common stock, and distributed its warrants to purchase shares of Netlfix’s common stock, to Gestion Mobiliere, Patrimoniale et Immobiliere SA, its immediate parent.

13G
CUSIP No. 64110L106

1.	Name of Reporting Person: Gestion Mobiliere, Patrimoniale et Immobiliere SA		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group: (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Belgium

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 969,876 shares

		6.	Shared Voting Power: No shares

		7.	Sole Dispositive Power: 969,876 shares

		8.	Shared Dispositive Power: No shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 969,876 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 4.1%*

12.	Type of Reporting Person: (See Instructions) CO

*     Based on 23,729,845 shares of Netflix, Inc.’s common stock outstanding as of May 2, 2003, as reported in Netflix Inc.’s Form 10-Q for the quarter ended March 31, 2003.

13G
CUSIP No. 64110L106

1.	Name of Reporting Person: Fimeris SA		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group: (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Luxemburg

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 969,876 shares

		6.	Shared Voting Power: No shares

		7.	Sole Dispositive Power: 969,876 shares

		8.	Shared Dispositive Power: No shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 969,876 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 4.1%*

12.	Type of Reporting Person: (See Instructions) CO

*     Based on 23,729,845 shares of Netflix, Inc.’s common stock outstanding as of May 2, 2003, as reported in Netflix Inc.’s Form 10-Q for the quarter ended March 31, 2003.

13G
CUSIP No. 64110L106

1.	Name of Reporting Person: Westley International SA		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group: (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Luxemburg

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 969,876 shares

		6.	Shared Voting Power: No shares

		7.	Sole Dispositive Power: 969,876 shares

		8.	Shared Dispositive Power: No shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 969,876 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 4.1%*

12.	Type of Reporting Person: (See Instructions) CO

*     Based on 23,729,845 shares of Netflix, Inc.’s common stock outstanding as of May 2, 2003, as reported in Netflix Inc.’s Form 10-Q for the quarter ended March 31, 2003.

13G
CUSIP No. 64110L106

1.	Name of Reporting Person: Aristide Boucicaud SAS		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group: (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: France

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 969,876 shares

		6.	Shared Voting Power: No shares

		7.	Sole Dispositive Power: 969,876 shares

		8.	Shared Dispositive Power: No shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 969,876 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 4.1%*

12.	Type of Reporting Person: (See Instructions) CO

*     Based on 23,729,845 shares of Netflix, Inc.’s common stock outstanding as of May 2, 2003, as reported in Netflix Inc.’s Form 10-Q for the quarter ended March 31, 2003.

13G
CUSIP No. 64110L106

1.	Name of Reporting Person: Financiere Agache SA		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group: (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: France

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 969,876 shares

		6.	Shared Voting Power: No shares

		7.	Sole Dispositive Power: 969,876 shares

		8.	Shared Dispositive Power: No shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 969,876 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 4.1%*

12.	Type of Reporting Person: (See Instructions) CO

*     Based on 23,729,845 shares of Netflix, Inc.’s common stock outstanding as of May 2, 2003, as reported in Netflix Inc.’s Form 10-Q for the quarter ended March 31, 2003.

13G
CUSIP No. 64110L106

1.	Name of Reporting Person: Montaigne Finance SA		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group: (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: France

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 969,876 shares

		6.	Shared Voting Power: No shares

		7.	Sole Dispositive Power: 969,876 shares

		8.	Shared Dispositive Power: No shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 969,876 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 4.1%*

12.	Type of Reporting Person: (See Instructions) CO

*     Based on 23,729,845 shares of Netflix, Inc.’s common stock outstanding as of May 2, 2003, as reported in Netflix Inc.’s Form 10-Q for the quarter ended March 31, 2003.

13G
CUSIP No. 64110L106

1.	Name of Reporting Person: Montaigne Participations & Gestion SA		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group: (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: France

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 969,876 shares

		6.	Shared Voting Power: No shares

		7.	Sole Dispositive Power: 969,876 shares

		8.	Shared Dispositive Power: No shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 969,876 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 4.1%*

12.	Type of Reporting Person: (See Instructions) CO

*     Based on 23,729,845 shares of Netflix, Inc.’s common stock outstanding as of May 2, 2003, as reported in Netflix Inc.’s Form 10-Q for the quarter ended March 31, 2003.

13G
CUSIP No. 64110L106

1.	Name of Reporting Person: Groupe Arnault SAS		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group: (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Feance

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 969,876 shares

		6.	Shared Voting Power: No shares

		7.	Sole Dispositive Power: 969,876 shares

		8.	Shared Dispositive Power: No shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 969,876 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 4.1%*

12.	Type of Reporting Person: (See Instructions) CO

*     Based on 23,729,845 shares of Netflix, Inc.’s common stock outstanding as of May 2, 2003, as reported in Netflix Inc.’s Form 10-Q for the quarter ended March 31, 2003.

13G
CUSIP No. 64110L106

1.	Name of Reporting Person: Bernard Arnault		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group: (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: France

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 969,876 shares

		6.	Shared Voting Power: No shares

		7.	Sole Dispositive Power: 969,876 shares

		8.	Shared Dispositive Power: No shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 969,876 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 4.1%*

12.	Type of Reporting Person: (See Instructions) IN

*     Based on 23,729,845 shares of Netflix, Inc.’s common stock outstanding as of May 2, 2003, as reported in Netflix Inc.’s Form 10-Q for the quarter ended March 31, 2003.

STATEMENT CONTAINING INFORMATION REQUIRED BY SCHEDULE 13G

Item 1.

(a)	Name of Issuer
Netflix, Inc.

(b)	Address of Issuer’s Principal Executive Offices
970 University Avenue
Los Gatos, California 95032

Item 2.

(a)	Name of Person Filing
This Amendment No.1 to Statement on Schedule 13G is filed, pursuant to Rule 13d-1(d) under the Securities Exchange Act of 1934, as amended, by Ekipo B.V. (“Ekipo”). Maria van der Sluijs-Plantz (“MP”) is the sole managing director of Ekipo, which is 100% owned by Gestion Mobiliere, Patrimoniale et Immobiliere SA (“GMPI”). Fimeris SA (“Fimeris”) is the majority shareholder of GMPI, and is 100% owned by Westley International SA (“WI”). WI is 100% owned by Aristide Boucicaud SAS (“AB”), which is 100% owned by Financiere Agache SA (“FA”). Montaigne Finance SA (“MF”) is a majority shareholder of FA, and is 99.99% owned by Montaigne Participations & Gestion SA (“MPG”). MPG is owned more than 50%, directly or indirectly, by Groupe Arnault SAS (“GA”), over which Bernard Arnault (“BA”) has voting and investment control. BA and MP disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein.

(b)	Address of Principal Business Office or, if none, Residence
Ekipo; MP: Locatellikade 1, 1076 AZ Amsterdam, The Netherlands
GMPI: 102, rue Waelhem – B – 1030 Brussels, Belgium
Fimeris; WI: 24-28, rue Goethe – L – 1637 Luxemburg
AB: 5 rue de Babylone, 75007 Paris, France
FA: 11 rue Francois 1er, 75008 Paris, France
MF; MPG; GA; BA: 41 avenue Montaigne, 75008 Paris, France

(c)	Citizenship
Ekipo; MP: The Netherlands
GMPI: Belgium
Fimeris; WI: Luxemburg
AB; FA; MF; MPG; GA; BA: France

(d)	Title of Class of Securities
Common Stock, $0.001 par value

(e)	CUSIP Number
64110L106

Item 3. If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);
(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);
(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).
N/A

Item 4. Ownership
See rows 5-9 and 11 of the cover pages.

Item 5. Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: ☒

Item 6. Ownership of More than Five Percent on Behalf of Another Person
N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
N/A

Item 8. Identification and Classification of Members of the Group
N/A

Item 9. Notice of Dissolution of Group
N/A

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 10, 2003

EKIPO B.V	FINANCIERE AGACHE SA

/s/ Maria C. van der Sluijs-Plantz By: Maria C. van der Sluijs-Plantz Title: Managing Director	/s/ Denis Dalibot By: Denis Dalibot Title: Deputy Managing Director

GESTION MOBILIERE, PATRIMONIALE ET IMMOBILIERE SA	MONTAIGNE FINANCE SA

/s/ Freddy De Greef By: Freddy De Greef Title: Managing Director	/s/ Denis Dalibot By: Denis Dalibot Title: Chief Executive Officer

FIMERIS SA	MONTAIGNE PARTICIPATIONS & GESTION SA

/s/ Freddy De Greef By: Freddy De Greef Title: Managing Director	/s/ Nicolas Bazire By: Nicolas Bazire Title: Deputy Managing Director

WESTLEY INTERNATIONAL SA	GROUPE ARNAULT SAS

/s/ Freddy De Greef By: Freddy De Greef Title: Managing Director	/s/ Nicolas Bazire By: Nicolas Bazire Title: Executive Committee Member

ARISTIDE BOUCICAUD SAS	BERNARD ARNAULT

By: Financiere Agache SA /s/ Denis Dalibot By: Denis Dalibot Title: Deputy Managing Director	/s/ Denis Dalibot By: Denis Dalibot Title: Attorney in fact

MARIA C. VAN DER SLUIJS-PLANTZ

/s/ Maria C. van der Sluijs-Plantz